CleanSpark Releases Shareholder Update Letter

PR Newswire

SALT LAKE CITY, Dec. 6, 2018

SALT LAKE CITY, Dec. 6, 2018 /PRNewswire/ -- CleanSpark, Inc. (OTC: CLSK), a microgrid company with advanced engineering, software and controls for innovative distributed energy resource management systems, today released a shareholder update letter.

To our Stakeholders;

As this is our first official shareholder letter, I would like to begin by thanking all of you for your continued support.  I am pleased to report to you on our 2018 progress and share our outlook moving forward into 2019.  As we've announced through our Press Releases over the course of the past year, the company has experienced some terrific successes internally that provide the foundation for what is yet to come.  Some of the more exciting developments include:

We executed an agreement for an $18.3 million 'Zero Net Energy' Microgrid with an S&P 500 Member Real Estate Investment Trust (REIT).  The agreement calls for CleanSpark to provide engineering, design and consultation services and follow-on construction work to install a Microgrid designed by our engineering team and utilizing our mVSO software in creating the system design. The completed system will be operated by CleanSpark's patented mPulse enterprise controller.  We believe the system, when complete, will be the largest, most resource diverse zero net energy microgrid ever constructed in North America.  Project completion is planned for mid-2019.

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We are nearing construction completion on our $900,000 contract with Bethel-Webcor JV to install a 'turn-key advanced microgrid system' at the U.S. Marine Corps Base Camp Pendleton. The contract has been in direct support of the United States Department of Navy's communication information system (CIS) operations complex. CleanSpark has performed as a sub-contractor to the JV for the design and construction of the microgrid spanning multiple facilities with inter-connectivity at the U.S. Marine Corps Base Camp Pendleton project P-1132.

We utilized our propriety tools to design a microgrid solution for a cannabis facility. Through this process we were able to demonstrate that by employing solar, energy storage, and advanced controls our system can immediately reduce the monthly electricity bill of indoor grow-houses by up to 82%.  mPulse software is capable of virtually eliminating the demand charges that can account for almost 50% of the utility charges for such a facility.  Effectively, we designed a 'best-in-class' solution for the Cannabis market to meet the significant and growing energy demands of the industry. Cannabis projects, including both retail (dispensary) and agricultural (grow) facilities, require a large amount of consistent electricity. According to the California Public Utilities Commission, the cannabis industry accounts for about 3% of the total electricity consumption in the State of California.  We believe that we are strongly positioned to capitalize on this growing opportunity in 2019.

We announced a definitive agreement to acquire Pioneer Custom Electrical Products.    Pioneer 'CEP' is a designer and manufacturer of highly engineered custom electrical equipment, including, but not limited to high and medium voltage switchgear, automatic transfer switches, low and medium voltage control systems, switchboards and panelboards. Since January of 2016, Pioneer CEP has delivered in excess of $32 million in products and currently has a contracted backlog in excess of $5 million.  Upon closing the acquisition of Pioneer CEP, we will secure a specialized, vendor agnostic hardware solution, which, when coupled to our proprietary adaptive controls platform, allows for a simplified business development model, ease of deployment and opportunity for rapid growth.  Traditional 'hardware only' solutions will now have locally controlled, AI honed, cloud-based insights to improve energy-security, cyber-security and economic optimization.  The closing has been further delayed to allow Pioneer CEP to better position the Company for takeover per our closing conditions.  At this time, closing is expected to occur on or before December 31, 2018.

Pioneer CEP announced that it had received a $2.4 million equipment order as part of a contract for the new U.S. Embassy in Beirut, Lebanon which is expected to be fulfilled post-acquisition by CleanSpark. It is anticipated that CleanSpark/Pioneer CEP will be providing medium voltage switchgear, master control panels and other circuit protective equipment as part of the main electrical distribution service (normal and standby) for the facility.  The delivery of the equipment and subsequent billing are anticipated to take place in early 2019.

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We began launching improvements to CleanSpark's mPulse 2.0 operating system. Our proprietary software and control platform builds upon the successes of our original mPulse platform, which has powered the Camp Pendleton 'Fractal Grid' since 2014.  The mPulse platform was developed with a core focus on security and resiliency for military and critical infrastructure system applications.  The mPulse 2.0 software and control platform's improvements have been designed to also meet the needs of commercial and industrial clients, which demand optimum cost savings and flexibility of operation within a rapidly changing utility and technology landscape. The mPulse software and control platform is capable of virtually eliminating demand charges which, for some users, may account for more than 50% of their monthly utility bill.  The system is also hardware agnostic, which allows our customers to add new technologies to existing renewable energy resources.

We were ranked as a top 10 Company by Navigant Research on its Microgrid Controls Leaderboard.  We were honored to have been highlighted by Navigant Research as positioned to emerge as a leader in the microgrid market over the next 10 years. Navigant Research has profiled more than 75 companies operating in the microgrid space.  The report based its conclusions on Strategy and Execution with specific focus on Vision, Business Model Innovation, Controls Philosophy, Project Performance, Controls Functionality and Project Portfolio.  CleanSpark ranked number 10 in the top 15 globally, trailing such industry-leading companies as Schweitzer Engineering Laboratories and Schneider Electric, but leading powerhouses General Electric, Lockheed Martin, ABB and Eaton.  The executive summary for the Navigant Research Leaderboard can be found at https://www.navigantresearch.com/research/navigant-research-leaderboard-microgrid-controls.

We were granted two new United States Patents.  The first patent, "Establishing Communication and Power Sharing Links Between Components of a Distributed Energy System, US 9,941, 696 B2," awarded April 10, 2018, is a revolutionary patent that specifically addresses CleanSpark's engineering and data-analytics technologies, processes and procedures.  The patent covers CleanSpark's ability to receive data from a plurality of sources within a microgrid, which is then analyzed to forecast power needs across the microgrid, or a combination of multiple 'fractal' microgrids, and then determining whether or when to share power with the requesting module.  The second Patent, "Parallel Path Downdraft Gasifier Apparatus and Method, US 9,890, 340 B2," awarded February 13, 2018, further enhances our patent portfolio surrounding our proprietary gasification and waste-to-energy technologies.

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We announced the launch of mVSO (Microgrid Value Stream Optimizer).  mVSO is a modeling and optimization tool designed to assist in the selection, sizing, interconnection, and dispatch of a wide spectrum of cutting edge DER (Distributed Energy Resource) systems. The Company's mVSO 2.0 delivers flexible system optimization using advanced analytics and big data principles, including mixed-integer linear programming, predictive analytics and parallel computing to provide the ideal mix of distributed energy benefits that our customers care about.  Essentially, we use historical consumption data, current weather data, evolving utility rates, existing energy installations, opportunities for market participation, Investment Tax Credits and extrapolates from this data the optimal system size for an end user based upon their specific needs as it relates to economic optimization, energy resiliency and GHG (Greenhouse gas) reduction.  We expect to make this tool available for customers through software licensing agreements in 2019 through the launch of our cloud-based platform.

We have continued our trend in our 2018 fiscal year of making incremental improvements to our top-line revenue and gross margins when compared to the fiscal year ending 2017.  We do expect reporting, however, significant non-cash losses mainly related to extinguishment of derivatives in our fiscal year ending September 2018. We do not anticipate incurring additional derivative losses in 2019.

With all of these foundational steps complete, we believe that we have positioned our company to take advantage of a remarkable opportunity in the renewable energy sector over the course of the coming years.  As we enter this new era, we believe that our distinct technology portfolio and unique post-acquisition structure give us a basis for rapid growth and penetration into new markets providing unprecedented energy security and cost optimization.  We have structured CleanSpark to be agile and flexible in how it will participate in future energy markets, while operating seamlessly with our stable 'on-site' controls that are continuously updated with cloud-honed AI derived insights and updates keeping our clients' properties operating at maximum efficiency.

When I pause to reflect on just how far CleanSpark has come over the past few years, and how much faster we have begun to grow, I could not possibly be more excited or optimistic about the future, and I am humbled to have had your support along the way.

Warmest Regards,

--Matt

S. Matthew Schultz
Chief Executive Officer
CleanSpark, Inc.

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About CleanSpark, Inc.
CleanSpark provides advanced energy software and control technology that enables a plug-and-play enterprise solution to modern energy challenges. Our services consist of intelligent energy monitoring and controls, microgrid design and engineering, microgrid consulting services, and turn-key microgrid implementation services. CleanSpark's software allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal, deployment.

For more information on CleanSpark, please visit http://www.cleanspark.com.

Safe Harbor Statement:
Statements in this press release relating to plans, strategies, testing and operational performance, projections of results of specific activities and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in the Company's filings with the United States Securities and Exchange Commission (the "SEC").  For a more detailed description of the risk factors and uncertainties affecting the Company, please refer to the Company's recent SEC filings, which are available at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact - Investor Relations:
Parker Mitchell
Regal Consulting
(702)742-8991
info@cleanspark.com

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